Exhibit A

Offer to Purchase for Cash
by
Seanergy Maritime Holdings Corp.
of all outstanding
Class E Common Share Purchase Warrants at a Purchase Price of $0.20
THE OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., EASTERN TIME, ON JANUARY 10, 2023
UNLESS THE OFFER IS EXTENDED
Seanergy Maritime Holdings Corp., a Marshall Islands corporation (the “Company,” “we,” or “us”), is offering to purchase all of its outstanding Class E warrants (the “warrants”) to purchase one common share, par value $0.0001, (the “shares”) at a price of $0.20 per warrant, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).
The Offer is not conditioned upon the receipt of financing, but is subject to certain other conditions. See Section 6.
There is no public market for the warrants. The shares are listed and traded on the Nasdaq Capital Market (“NASDAQ”) under the symbol “SHIP”. On November 28, 2022, the reported closing price of the shares on the NASDAQ was $0.52 per share. Warrantholders are urged to obtain current market quotations for the shares before tendering their warrants pursuant to the Offer.
Our Board of Directors has approved the Offer. However, neither the Company, nor its Board of Directors, Continental Stock Transfer & Trust, N.A. (the “Depositary”) or Morrow Sodali LLC, the “Information Agent” for this Offer is making any recommendation to you as to whether to tender or refrain from tendering your warrants. You must make your own decision as to whether to tender your warrants and, if so, how many warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.
November 30, 2022

IMPORTANT
If you desire to tender all or any portion of your warrants, you should either:
(1) (a) if you hold warrant certificates in your own name, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, including the warrant certificates, to the Depositary (as defined herein), at one of its addresses shown on the Letter of Transmittal, or
(b) if you are an institution participating in The Depository Trust Company, tender your warrants in accordance with the procedure for book-entry transfer set forth in Section 3; or
(2) if you have warrants registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender those warrants and request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you.
If you desire to tender warrants and your warrant certificates for those warrants are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.
Questions and requests for assistance may be directed to Morrow Sodali LLC, the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.
The Offer does not constitute an offer to buy or the solicitation of an offer to sell warrants or shares in any circumstance or jurisdiction in which such offer or solicitation is unlawful.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your warrants. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

i

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to our warrants as the “warrants” and our common shares as the “shares.” This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.
Who is offering to purchase my warrants?
Seanergy Maritime Holdings Corp.
What is the Company offering to purchase?
We are offering to purchase all of our outstanding Class E warrants (the “warrants”) to purchase one common share, par value of $0.0001 per share (the “shares”). See Section 1.
What will the purchase price for the warrants be and what will be the form of payment?
We are offering to purchase all of our warrants outstanding, at a price of $0.20 per warrant, net to the seller in cash, less any applicable withholding taxes and without interest.
If your warrants are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.
How will the Company pay for the warrants?
Assuming that all of the warrants outstanding are tendered in the Offer at the purchase price of $0.20 per share, the aggregate purchase price will be approximately $1.7 million, assuming 8,532,713 warrants outstanding as of November 29, 2022. We anticipate that we will pay for the warrants tendered in the Offer from funds available from cash and cash equivalents.
How long do I have to tender my warrants? Can the Offer be extended, amended or terminated?
You may tender your warrants until the Offer expires. The Offer will expire at the end of the day, 5:00 P.M., Eastern Time, on January 10, 2023 (the “Expiration Time”), unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your warrants, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.
We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 14. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can amend the Offer in our sole discretion at any time prior to the Expiration Time (as defined herein). We can also terminate the Offer prior to the Expiration Time if the conditions set forth in Section 6 are not met. See Sections 6 and 14.
How will I be notified if the Company extends the Offer or amends the terms of the Offer?
If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.
What is the purpose of the Offer?
On November 28, 2022, our Board of Directors approved a tender offer for all of our outstanding warrants, which we may accept for payment in the Offer, subject to certain limitations and legal requirements. Our Board of Directors has determined that the Offer is a prudent use of our available cash from operations and other financial resources and delivers value to our shareholders. The purpose of the Offer is to reduce the number of shares that would become outstanding upon the exercise of the warrants. Our Board of Directors believes that by allowing holders of warrants to tender one warrant for the Offer purchase price, the Company can potentially reduce the substantial number of shares that would be issuable upon exercise of the warrants, thus, reducing the potential dilutive impact of the warrants, thereby providing investors and potential investors with greater certainty as to the Company’s capital structure. The warrants acquired pursuant to the Offer will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.
The Offer provides warrantholders with an opportunity to obtain liquidity with respect to all or a portion of their warrants.
What are the significant conditions to the Offer?
Our obligation to accept and pay for your tendered warrants depends upon a number of conditions that must be satisfied or waived, including, but not limited to:
•
No legal action shall have been instituted, threatened, or been pending that challenges the Offer or seeks to impose limitations on our ability (or that of any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the warrants.

•
No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects.

•
No commencement or escalation of war, armed hostilities or other similar national or international calamity, shall have occurred during the Offer which are reasonably likely to have a material adverse effect on the Company or on the Company’s ability to complete the Offer.

•	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us or any of our subsidiaries.
•
No one (including certain groups) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our shares, other than any person who was a holder of more than 5% of our shares as of the date of this Offer to Purchase.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.
•
We shall have determined that there is not a reasonable likelihood that the consummation of the Offer and the purchase of the warrants pursuant to the Offer will cause our shares to be subject to delisting from NASDAQ (this determination shall be made by us).

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions, provided that, in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, or terminate the Offer if these conditions are not satisfied prior to the Expiration Date. The Offer is subject to a number of other conditions described in greater detail in Section 6.
How do I tender my warrants?
If you want to tender all or part of your warrants, you must do one of the following before the end of the day, 5:00 P.M., Eastern Time, on January 10, 2023, or any later time and date to which the Offer may be extended:
•
If your warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your warrants for you.

•
If you hold warrant certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your warrants and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust, N.A., the Depositary for the Offer.

•
If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your warrants according to the procedure for book-entry transfer described in Section 3.

•
If you are unable to deliver the certificates for the warrants or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact Morrow Sodali LLC, the Information Agent for the Offer, for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.
Once I have tendered warrants in the Offer, can I withdraw my tender?
Yes. You may withdraw any warrants you have tendered at any time before the end of the day, 5:00 P.M., Eastern Time, on January 10, 2023, unless we extend the Offer, in which case you can withdraw your warrants until the expiration of the Offer as extended. If we have not accepted for payment the warrants you have tendered to us, you may also withdraw your warrants at any time after the end of the day, 5:00 P.M., Eastern Time, on January 10, 2023. See Section 4.
How do I withdraw warrants I previously tendered?
To withdraw warrants, your written notice of withdrawal with the required information must be received by the Depositary while you still have the right to withdraw the warrants. Your notice of withdrawal must specify your name, the number of warrants to be withdrawn and the name of the registered holder of these warrants. Some additional requirements apply if the warrant certificates to be withdrawn have been delivered to the Depositary or if your warrants have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your warrants by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your warrants.
Has the Company or its Board of Directors adopted a position on the Offer?
Our Board of Directors has approved the Offer. Neither the Company nor its Board of Directors, the Depositary or the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your warrants. You must make your own decision as to whether to tender your warrants and, if so, how many warrants to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
If I decide not to tender, how will the Offer affect my warrants?
Warrantholders who choose not to tender their warrants may hold warrants that expire worthless. There is no guarantee that the warrants will ever be in the money and they may expire worthless. The exercise price for the warrants is $0.524 per share. There is no guarantee that the warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.
What is the recent market price of the shares underlying the warrants?
On November 28, 2022, the reported closing price of the shares listed on NASDAQ was $0.52 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares.
When will the Company pay for the warrants I tender?
We will announce the results of tenders and will pay the purchase price, net to each seller in cash, less any applicable withholding tax and without interest, for the warrants we purchase promptly after the expiration of the Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my warrants?
If you are the record owner of your warrants and you tender your warrants directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your warrants through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your warrants on your behalf, the nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.
What are the U.S. federal income tax consequences if I tender my warrants?
If you are a U.S. Holder (as defined in Section 13), you will recognize taxable gain or loss upon the tender of a warrant in an amount equal to the difference between the tender purchase price and your tax basis in such warrant. See Section 13. If you are not a U.S. Holder, you will not be subject to U.S. income or withholding taxes on payments received pursuant to the Offer, unless such gross proceeds are effectively connected with the conduct by you of a trade or business within the United States or you are an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met. Along with your Letter of Transmittal, you are asked to submit the IRS Form W-9 or applicable version of IRS Form W-8 included with the Letter of Transmittal. Any tendering warrantholder or other payee who fails to complete, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate currently equal to 24% of the gross proceeds paid to the warrantholder or other payee pursuant to the Offer, unless such warrantholder establishes that such warrantholder is within the class of persons that is exempt from backup withholding (including certain corporations and certain foreign individuals and entities). All warrantholders should review the discussion in Sections 13 regarding tax issues and consult their tax advisor with respect to the tax effects of a tender of warrants.
Does the Company intend to repurchase any warrants other than pursuant to the Offer during or after the Offer?
On November 28, 2022, our Board of Directors approved the Offer. Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any warrants, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Offer expires. Our Board of Directors has authorized the Buyback Plan, as described in the Offer to Purchase. However, as of the date of this Offer to Purchase, we have no present intention to conduct any further tender offers for our warrants or to repurchase any of our warrants outside of this tender offer.
To whom can I talk if I have questions?
If you have any questions regarding the Offer, please contact Morrow Sodali LLC, the Information Agent for the Offer, at SHIP.info@investor.morrowsodali.com. Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.
v

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, contains “forward-looking statements,” which are statements relating to future events, future financial performance, strategies, expectations, and competitive environment. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.
You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief at that time with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors set forth under the caption “Item 3. Key Information-D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, as well as the factors relating to the transactions discussed in this Offer to Purchase and the following: fluctuations in charter hire rates and vessel values, changes in demand in the shipping industry, changes in the supply of vessels, changes in the Company’s operating expenses, including bunker prices, crew costs, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions or labor disruptions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports filed by the Company with the Securities and Exchange Commission, or the SEC, and the Nasdaq Capital Market, or NASDAQ. We caution readers of this Offer to Purchase not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.
You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference. Except as may be required by law, we undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.
In addition, please refer to the documents incorporated by reference into this Offer to Purchase (see Section 9) for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our Company and business. Any statement contained in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION
To the Holders of our Warrants:
We invite the holders of our outstanding Class E warrants (the “warrants”) to purchase one common share, par value of $0.0001 per share (the “shares”) to tender their warrants. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase all outstanding warrants at a price of $0.20 per warrant, net to the seller in cash, less applicable withholding taxes and without interest.
The Offer will expire at the end of the day, 5:00 P.M. Eastern Time, on January 10, 2023, unless extended.
Tendering warrantholders whose warrants are registered in their own names and who tender directly to Continental Stock Transfer & Trust, N.A., the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of warrants by us under the Offer. If you own your warrants through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your warrants on your behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
The Offer is not conditioned upon the receipt of financing, but is subject to certain other conditions. See Section 6.
Our obligation to accept, and pay for, warrants validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 6 of this Offer to Purchase.
Our Board of Directors has approved the Offer. However, neither the Company, nor its Board of Directors, the Depositary, or Morrow Sodali LLC, the Information Agent for the Offer, is making any recommendation whether you should tender or refrain from tendering your warrants. You must decide whether to tender your warrants and, if so, how many warrants to tender. You should discuss whether to tender your warrants with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
As of November 29, 2022, there were 8,532,713 warrants issued and outstanding. The 8,532,713 shares underlying the warrants that we are offering to purchase hereunder represent, if such warrants were to be exercised, approximately 4.5% of the total number of our issued and outstanding common shares as of November 29, 2022. The shares are listed and traded on NASDAQ under the symbol “SHIP”. On November 28, 2022, the closing price of the shares as quoted on NASDAQ was $0.52 per share.
Warrantholders are urged to obtain current market quotations for the shares underlying the warrants before deciding whether to tender their warrants.

THE OFFER
1.	Terms of the Offer
General. Upon the terms and subject to the conditions of the Offer, we will purchase up to all of the outstanding warrants, or if fewer than all outstanding warrants are properly tendered, all warrants that are properly tendered and not properly withdrawn in accordance with Section 4, at a purchase price of $0.20 per warrant (the “Purchase Price”).
The term “Expiration Time” means the end of the day, 5:00 P.M., Eastern Time, on January 10, 2023, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.
The Offer is subject to certain conditions. See Section 6.
Warrants properly tendered under the Offer and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of warrants and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our warrant holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of warrants.
The Purchase Price is $0.20 per warrant. The Purchase Price has been calculated based on our analysis of the trading price of the common shares underlying the warrants and the exercise price of the warrants.
2.	Purpose of the Offer; Certain Effects of the Offer; Other Plans
Purpose of the Offer. On November 28, 2022, our Board of Directors approved the Offer. Our Board of Directors has determined that the Offer is a prudent use of our available cash from operations and other financial resources. The purpose of the Offer is to reduce the number of shares that would become outstanding upon the exercise of the warrants. Our Board of Directors believes that by allowing holders of warrants to tender one warrant for the Purchase Price, the Company can potentially reduce the substantial number of shares that would be issuable upon exercise of the warrants, thus reducing the potential dilutive impact of the warrants, thereby providing investors and potential investors with greater certainty as to the Company’s capital structure. The warrants acquired pursuant to the tender will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.
The Offer provides warrantholders with an opportunity to obtain liquidity with respect to all or a portion of their warrants.
Warrantholders who choose not to tender their warrants may hold warrants that expire worthless. The exercise price for the warrants is $0.524 per share. There is no guarantee that the warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.
Neither the Company nor its Board of Directors, the Depositary or the Information Agent is making any recommendation to any warrantholder as to whether to tender or refrain from tendering any warrants. We have not authorized any person to make any such recommendation. Warrantholders should carefully evaluate all information in the Offer. Warrantholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender warrants and, if so, how many warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.
Other Plans. Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•
any change in our present board of directors or management or any plans or proposals to change the number or the term of directors (except that we may fill any existing vacancies on the board and vacancies arising on the board in the future);

•	any material change in our indebtedness or capitalization, our corporate structure or our business;
•	any class of our equity securities ceasing to be authorized to be listed on NASDAQ;
•	the termination of registration under Section 12(g) of the Exchange Act of any class of our equity securities;
•	the suspension of our obligation to file reports under the Exchange Act; or
•	the acquisition or disposition by any person of our securities.
Notwithstanding the foregoing, as part of our long-term corporate goal of increasing shareholder value, we have regularly considered alternatives to enhance shareholder value, including repurchases of our shares, modifications of our dividend policy, strategic acquisitions and business combinations, and offerings of securities and other financing transactions, and we intend to continue to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached with respect to such alternatives and there can be no assurance that we will decide to undertake any such alternatives.
3.	Procedures for Tendering Warrants
Valid Tender. For a warrantholder to make a valid tender of warrants under the Offer:
(i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:
•
a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

•
either certificates representing the tendered warrants or, in the case of tendered warrants delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below); or

(ii) the tendering warrantholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.
If a broker, dealer, commercial bank, trust company or other nominee holds your warrants, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable deadline.
The valid tender of warrants by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.
We urge warrantholders who hold warrants through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender warrants through the brokers or banks and not directly to the Depositary.
Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the warrants at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of warrants by causing the book-entry transfer facility to transfer those warrants into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of warrants may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering warrantholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of warrants into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.
The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering warrants through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.
Method of Delivery. The method of delivery of warrants, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering warrantholder. Warrants will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.
Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for warrants tendered thereby if:
•
the “registered holder(s)” of those warrants signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those warrants are tendered for the account of an “eligible institution.”
For purposes hereof, a “registered holder” of tendered warrants will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those warrants, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.
Except as we describe above, all signatures on any Letter of Transmittal for warrants tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the warrants, with the signature(s) on the warrants or instruments of assignment guaranteed. See Instructions 1 and 6 to the Letter of Transmittal.
Guaranteed Delivery. If you wish to tender warrants under the Offer and your certificates for warrants are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:
•	your tender is made by or through an eligible institution;
•	a properly completed and duly executed Notice of Guaranteed Delivery, in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and
•
the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the warrants being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the warrants into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.
Return of Unpurchased Warrants. The Depositary will return certificates for unpurchased warrants promptly after the expiration or termination of the Offer or the proper withdrawal of the warrants, as applicable, or, in the case of warrants tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the warrants to the appropriate account maintained by the tendering warrantholder at the book-entry transfer facility, in each case without expense to the warrantholder.
Tendering Warrantholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender warrants for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the warrants that is equal to or greater than the amount tendered and will deliver or cause to be delivered such warrants for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of warrants made pursuant to any method of delivery set forth herein will constitute the tendering warrantholder’s acceptance of the terms and conditions of the Offer, as well as the tendering warrantholder’s representation and warranty to us that (a) such warrantholder has a “net long position” in shares or Equivalent Securities at least equal to the warrants being tendered within the meaning of Rule 14e-4, and (b) such tender of warrants complies with Rule 14e-4. Our acceptance for payment of warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering warrantholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of warrants to be accepted, the price to be paid for warrants to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of warrants will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all warrantholders or any defect or irregularity in any tender with respect to any particular warrants or any particular warrantholder whether or not we waive similar defects or irregularities in the case of other warrantholders. No tender of warrants will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. By tendering warrants to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions; provided, however, tendering warrantholders may challenge our determinations in a court of competent jurisdiction and tendering warrantholders shall not be deemed to have waived any right if such waiver would be impermissible under Section 29(a) of the Exchange Act.
Lost Certificates. If the warrant certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the warrantholder should promptly notify the Depositary at 917-262-2378. The Depositary will instruct the warrantholder as to the steps that must be taken in order to replace the certificates.

4.	Withdrawal Rights
Except as this Section 4 otherwise provides, tenders of warrants are irrevocable. You may withdraw warrants that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time, unless we extend the Offer, for all warrants. You may also withdraw your previously tendered warrants at any time after the end of the day, 5:00 P.M., Eastern Time, on January 10, 2023, unless such warrants have been accepted for payment as provided in the Offer.
For a withdrawal to be effective, a written notice of withdrawal must:
•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and
•
specify the name of the person having tendered the warrants to be withdrawn, the number of warrants to be withdrawn and the name of the registered holder of the warrants to be withdrawn, if different from the name of the person who tendered the warrants.

If certificates for warrants have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those warrants, an eligible institution must guarantee the signatures on the notice of withdrawal.
If a warrantholder has used more than one Letter of Transmittal or has otherwise tendered warrants in more than one group of warrants, the warrantholder may withdraw warrants using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
If warrants have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn warrants and otherwise comply with the book-entry transfer facility’s procedures.
Withdrawals of tenders of warrants may not be rescinded, and any warrants properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn warrants may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.
We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all persons participating in the Offer, subject to such other participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of warrants by any warrantholder, whether or not we waive similar defects or irregularities in the case of any other warrantholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
If we extend the Offer, are delayed in our purchase of warrants, or are unable to purchase warrants under the Offer as a result of a failure of a condition disclosed in Section 6, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered warrants on our behalf, and such warrants may not be withdrawn except to the extent tendering warrantholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for warrants which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the warrants tendered promptly after termination or withdrawal of a tender offer.
5.	Purchase of Warrants and Payment of Purchase Price
For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), warrants that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the warrants for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per-warrant purchase price for all of the outstanding warrants accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for warrants tendered and accepted for payment pursuant to the Offer will be made as promptly as practicable, subject to possible delay in the event of, but only after timely receipt by the Depositary of:

•	certificates for warrants, or a timely book-entry confirmation of the deposit of warrants into the Depositary's account at the book-entry transfer facility,
•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent's message, and
•	any other required documents.
We will pay for warrants purchased pursuant to the Offer by depositing the aggregate purchase price for the warrants with the Depositary, which will act as agent for tendering warrantholders for the purpose of receiving payment from us and transmitting payment to the tendering warrantholders.
Certificates for all outstanding warrants tendered and not purchased will be returned or, in the case of warrants tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the warrants to the tendering warrantholder at our expense promptly after the Expiration Time or termination of the Offer.
Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase warrants pursuant to the Offer. See Section 6.
We will pay all transfer taxes, if any, payable on the transfer to us of warrants purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased warrants are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.
6.	Conditions of the Offer
Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for warrants tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:
•
any general suspension of trading in, or the imposition of any general trading curb or general minimum or maximum price limits on prices for, trading in securities on any U.S. national securities exchange or in the over-the-counter market;

•
any individual person or natural or legal entity proposes, announces or makes a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us or any of our subsidiaries;

•
the commencement of any war, armed hostilities or other international calamity, including any act of terrorism, on or after the date of this Offer to Purchase, in or involving the United States, or the material escalation of any such armed hostilities which had commenced before the date of this Offer to Purchase, in each case which is reasonably likely to have a material adverse effect on the Company or on the Company’s ability to complete the Offer;

•
the closing price of our common shares on the Nasdaq Capital Market is, on any business day prior to (and including the date of) the Expiration Time, more than 30% below the closing price of our common shares on November 28, 2022;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•
any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the warrants;

•
legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•
there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

○
challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the warrants in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

○
seeks to make the purchase of, or payment for, some or all of the warrants pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the warrants;

○
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the Company’s securities;

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment;

○	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of warrants thereunder;
○	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or
○
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole; or

•
we learn that any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. As of the date of the Offer to Purchase, we are not aware that any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion, as well as that any of the conditions in this Section 6 exist or are reasonably likely to exist on or before the Expiration Time of the Offering. To the extent that we become aware that any of the conditions set forth above exist or are incapable of being satisfied, the Company will advise the warrantholders of such condition in the form of an amendment to the tender offer and advise promptly whether the Company elects to waive such condition and if necessary, extend the Expiration Time of the Offer.

Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction.
7.	Source and Amount of Funds
Assuming that all outstanding warrants are purchased in the Offer at the purchase price of $0.20 per share, the aggregate purchase price will be approximately $1.7 million, based on 8,532,713 warrants outstanding as of close of business November 29, 2022. We anticipate that we will pay for the warrants tendered in the Offer, as well as paying related fees and expenses, from our cash and cash equivalents originating from the Company’s operating profits. None of the aggregate purchase price originates from money borrowed by the Company.
8.	Information About Seanergy Maritime Holdings Corp.
We were incorporated under the laws of the Republic of the Marshall Islands, pursuant to the BCA, on January 4, 2008, originally under the name Seanergy Merger Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Our executive offices are located at 154 Vouliagmenis Avenue, 166 74 Glyfada, Greece and our telephone number is + 30 213 0181507.
Operations
We are an international shipping company specializing in the worldwide seaborne transportation of dry bulk commodities. We currently operate 17 Capesize vessels with a cargo-carrying capacity of approximately 3,020,012 dwt and an average fleet age of approximately 12.5 years. We are the only pure-play Capesize shipowner publicly listed in the U.S.
We believe we have established a reputation in the international dry bulk shipping industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets, and who have strong ties to a number of international charterers.
As of the date of this report, all of our vessels are employed under long-term time charters which have a charter hire calculated at an index-linked rate based on the 5-routes T/C average of the BCI. Under some of our time charter agreements we have the option to convert the index linked rate into a fixed rate corresponding to the prevailing value of the respective Capesize FFAs. In the future, we may opportunistically look to employ certain of our vessels under time charter contracts with a fixed rate, should rates become more attractive.
We provide technical management services to certain of the vessels in our fleet, manage our vessels’ operations, insurances and bunkering and have the general supervision of our third-party technical and commercial managers. We also provide certain management services, directly or through our subsidiaries or subcontracting, to the NASDAQ-listed United Maritime Corporation, a former subsidiary of the Company, and its subsidiaries.

Directors and Senior Management
Set forth below are the names, ages and positions of our current directors and executive officers. Members of our Board of Directors are elected annually on a staggered basis, and each director elected holds office for a three-year term. Officers are elected from time to time by vote of our board of directors and hold office until a successor is elected. The business address of each of our directors and executive officers listed below is 154 Vouliagmenis Avenue, 166 74 Glyfada, Greece.
Name	Age	Position
Stamatios Tsantanis	50	Chairman, Chief Executive Officer & Director
Stavros Gyftakis	43	Chief Financial Officer
Christina Anagnostara	51	Director*
Elias Culucundis	79	Director*
Dimitrios Anagnostopoulos	75	Director*
Ioannis Kartsonas	50	Director*
*	Independent Director
Biographical information with respect to each of our directors and our executive officers is set forth below.
Stamatios Tsantanis is the Chairman of our Board of Directors and our Chief Executive Officer. Mr. Tsantanis joined the Company in 2012 and has led the significant growth of our fleet to more than 3.0 million deadweight tons. In addition, Mr. Tsantanis has been the Chairman of our Board of Directors since October 1, 2013 and also served as our Interim Chief Financial Officer from November 1, 2013 until October 2, 2018. Since January 2022, he has been a member of the board of directors of the NASDAQ listed United Maritime Corporation, a former subsidiary of the Company, and since June 2022, he has served as its Chairman and Chief Executive Officer. Mr. Tsantanis brings more than 24 years of experience in shipping and finance and held senior management positions in prominent private and public shipping companies and financial institutions. Mr. Tsantanis holds a Master of Science (MSc) in Shipping Trade and Finance from Bayes Business School (formerly known as Cass Business School) of City University in London and a Bachelor of Science (BSc) in Shipping Economics from the University of Piraeus. He is also a member of the board of directors of Breakwave Advisors LLC, the advisor of ETFMG which is the manager of the NYSE listed BDRY and BSEA and he is a fellow of the Institute of Chartered Shipbrokers.
Stavros Gyftakis was appointed as our Chief Financial Officer on October 3, 2018, and previously served as Finance Director since November 2017. Mr. Gyftakis has been instrumental in the Company’s capital raising, debt financing and refinancing activities since 2017. Since January 2022, he has been a member of the board of directors of the NASDAQ listed United Maritime Corporation, a former subsidiary of the Company, and since June 2022, he has served as its Chief Financial Officer. He has more than 16 years of experience in senior positions in the shipping finance industry, having held key positions across a broad shipping finance spectrum, including, asset backed lending, debt and corporate restructurings, risk management and loan syndications. Before joining the Company, he was a Senior Vice President in the Greek shipping finance desk at DVB Bank SE. Mr. Gyftakis holds a BSc in Mathematics from the Aristotle University of Thessaloniki, a MSc in Business Mathematics awarded with Honors, from the Athens University of Economics and Business and a MSc in Shipping, Trade and Finance, awarded with Distinction, from Bayes Business School (formerly known as Cass Business School) of City University in London.
Christina Anagnostara served as our Chief Financial Officer from November 17, 2008 until October 31, 2013 and has served as a member of our Board of Directors since December 2008. She has more than 24 years of maritime and international business experience in the areas of finance, banking, capital markets, consulting, accounting and audit. Ms. Anagnostara has served in executive and board positions of publicly listed companies in the maritime industry and she was responsible for the financial, capital raising and accounting functions. Since June 2022, she has served as a member of the board of directors of the NASDAQ listed United Maritime Corporation, a former subsidiary of the Company, and since June 2017, she has been a Managing Director of the Investment Banking Division of AXIA Ventures Group. From 2014 to 2017 she provided advisory services to corporate clients involved in all aspects of the maritime industry. Between 2006 and 2008 she served as Chief Financial Officer and member of the board of directors of Global Oceanic Carriers Ltd., a dry bulk shipping company listed on the Alternative Investment Market of the London Stock Exchange. Prior to that, she spent seven years as senior management consultant of the Geneva-based EFG Group. Prior to EFG Group, she worked for Eurobank EFG and Ernst & Young. Ms. Anagnostara studied Economics in Athens and is a Certified Chartered Accountant.

Elias Culucundis has been a member of our Board of Directors since our inception. Since 1999, Mr. Culucundis has been the President, Chief Executive Officer and Director of Equity Shipping Company Ltd., a company specializing in starting, managing and operating commercial and technical shipping projects. Additionally, from 1996 to 2000, he was a Director of Kassian Maritime Shipping Agency Ltd., a vessel management company operating a fleet of ten bulk carriers. During this time, Mr. Culucundis was also a Director of Point Clear Navigation Agency Ltd., a marine project company. From 1981 to 1995, Mr. Culucundis was a Director of Kassos Maritime Enterprises Ltd., a company engaged in vessel management. While at Kassos, he was initially a technical Director and eventually ascended to the position of Chief Executive Officer, overseeing a large fleet of Panamax, Aframax and VLCC tankers, as well as overseeing new vessel building contracts, specifications and the construction of newbuildings. From 1971 to 1980, Mr. Culucundis was a Director and the Chief Executive Officer of Off Shore Consultants Inc. and Naval Engineering Dynamics Ltd. In Off Shore Consultants Inc. he worked in Floating Production, Storage and Offloading vessel, or FPSO, design and construction and was responsible for the technical and commercial supervision of a pentagon-type drilling rig utilized by Royal Dutch Shell Plc. Seven FPSOs were designed and constructed that were subsequently utilized by Pertamina, ARCO, Total and Elf-Aquitaine. Naval Engineering Dynamics Ltd. was responsible for purchasing, re-building and operating vessels that had suffered major damage. From 1966 to 1971, Mr. Culucundis was employed as a Naval Architect for A.G. Pappadakis Co. Ltd., London, responsible for tanker and bulk carrier new buildings and supervising the technical operation of their fleet. He is a graduate of Kings College, Durham University, Great Britain, with a degree in Naval Architecture and Shipbuilding. He is a member of the Hellenic National Committee of American Bureau of Shipping and he served in the Council of the Union of Greek Shipowners. Mr. Culucundis is a Fellow of the Royal Institute of Naval Architects and a Chartered Engineer.
Dimitrios Anagnostopoulos has been a member of our Board of Directors since May 2009. Mr. Anagnostopoulos has over 48 years of experience in Shipping, Ship Finance and Bank Management. Mr. Anagnostopoulos obtained his BSc at the Athens University of Economics and Business. His career began in the 1970’s as Assistant Lecturer at the same University followed by four years with the Onassis Shipping Group HQ in Monaco. Mr. Anagnostopoulos also held various posts at the National Investment Bank of Industrial Development (ETEBA), Continental Illinois National Bank of Chicago, the Greyhound Corporation, and with ABN AMRO, where he has spent nearly two decades with the Bank, holding the positions of Senior Vice-President and Head of Shipping. Since 2010 he is also an advisor and Board Member in the Aegean Baltic Bank S.A. Mr. Anagnostopoulos has been a speaker and panelist in various shipping conferences in Europe, and a regular guest lecturer at Bayes Business School (formerly known as Cass Business School) of City University in London, the Athens University of Economics and Business and the ALBA Graduate Business School. He is a member (and ex-vice chairman) of the Association of Banking and Financial Executives of Greek Shipping and an Associate Member of the Institute of Energy of South East Europe. In 2008 he was named by the Lloyd’s Organization as Shipping Financier of the Year.
Ioannis Kartsonas has been a member of our Board of Directors since May 2017. Mr. Kartsonas has more than 22 years of experience in finance and commodities trading. He is currently the Principal and Managing Partner of Breakwave Advisors LLC, a commodity-focused advisory firm based in New York and since June 2022, he has served as a member of the board of directors of the NASDAQ listed United Maritime Corporation, a former subsidiary of the Company. From 2011 to 2017, he was a Senior Portfolio Manager at Carlyle Commodity Management, a commodity-focused investment firm based in New York and part of the Carlyle Group, being responsible for the firm’s Shipping and Freight investments. During his tenure, he managed one of the largest freight futures funds globally. Prior to his role, Mr. Kartsonas was a Co-Founder and Portfolio Manager at Sea Advisors Fund, an investment fund focused in Shipping. From 2004 to 2009, he was the leading Transportation Analyst at Citi Investment Research covering the broader transportation space including Shipping. Prior to that, he was an Equity Analyst focusing on Shipping and Energy for Standard & Poor’s Investment Research. Mr. Kartsonas holds an MBA in Finance from the Simon School of Business, University of Rochester.
No family relationships exist among any of the directors and executive officers.
Where You Can Find More Information
We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, equity-based awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.
These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC’s site at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.
We have not authorized anyone to provide you with information that differs from that contained in this Offer to Purchase. You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase, and neither the mailing of this Offer to Purchase to our warrantholders nor the decision to tender, or not to tender, the warrants, shall create any implication to the contrary.
This Offer to Purchase does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.
Incorporation by Reference
The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents (or portions thereof) listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.
(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022; and
(b)
Our Current Reports on Form 6-K furnished with the SEC on June 3, 2022, June 17, 2022, June 24, 2022, June 24, 2022, July 1, 2022, July 7, 2022, August 2, 2022, August 5, 2022, August 12, 2022, October 7, 2022, October 13, 2022 and November 15, 2022.

Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or calling us at:
SEANERGY MARITIME HOLDINGS CORP.
154 Vouliagmenis Avenue166 74 Glyfada, Greece
Attn: Stamatios Tsantanis, Chairman & Chief Executive Officer
Tel: +30 213 0181507
Email: legal@seanergy.gr
Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: https://www.seanergymaritime.com/en. Information contained on our website is not part of, and is not incorporated into, this Offer.
9.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants
The information set forth in the sections entitled “Item 7. Major Shareholders and Related Party Transactions” of our Annual Report on Form 20-F for the fiscal year ended December 31, 2021 is incorporated herein by reference.
To our knowledge, none of our directors or executive officers beneficially own warrants.

Recent Securities Transactions
On June 28, 2022, our Board of Directors authorized an additional share repurchase plan (the “Buyback Plan”) under which the Company may repurchase up to $5 million of its outstanding common shares, convertible note or warrants through the period ending December 31, 2022. The Buyback Plan allows the Company to repurchase common shares in open-market transactions pursuant to Rule 10b-18 of the Securities Exchange Act of 1934, as amended, or pursuant to a trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. Any repurchases pursuant to the Buyback Plan will be made at management’s discretion at prices considered to be attractive and in the best interests of both the Company and its shareholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, applicable securities laws and the Company’s financial performance. The Buyback Plan may be suspended, terminated, or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The Buyback Plan does not obligate the Company to purchase any of its shares, and the Company may repurchase other outstanding securities of the Company, including its outstanding convertible note or warrants, under the Buyback Plan. On November 28, 2022, the Board of Directors authorized the extension of the Buyback Plan until December 31, 2023.
Based on our records and to the best of our knowledge, no transactions in our warrants have been effected in the 60 days prior to November 30, 2022 by us or our executive officers, directors, affiliates or subsidiaries or by the executive officers or directors of our subsidiaries.
10.	Legal Matters; Regulatory Approvals
We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of warrants as contemplated by the Offer or of any approval or other action by any domestic, foreign or supranational government or governmental, administrative or regulatory authority or agency that would be required for the acquisition or ownership of warrants by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance of or payment for warrants tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for warrants is subject to conditions. See Section 6.
11.	Certain Material U.S. Federal Income Tax Consequences of the Offer.
The following summary describes certain material U.S. federal income tax consequences relevant to the Offer for U.S. Holders and non-U.S. Holders (each as defined below).
The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our warrants that is treated for U.S. federal income tax purposes as:
•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not described as a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “Material Considerations of Non-U.S. Holders.”

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold the warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.
This summary is based on the U.S. Internal Revenue Code of 1986, as is in effect as of the date of this prospectus, or the Code, its legislative history, Treasury Regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our warrants as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:
•	financial institutions or “financial services entities”;
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting for U.S. federal income tax purposes;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 10% (by vote or value) or more of our shares;
•	persons that hold our warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;
•	persons that acquired our warrants in connection with employee incentive plans or otherwise as compensation;
•	persons required to recognize income for U.S. federal income tax purposes no later than when such income is included on an “applicable financial statement;” or
•	persons whose functional currency is not the U.S. dollar.
This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws.
We have not sought, nor do we intend to seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.
This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.
Material Considerations of U.S. Holders
Tender of Warrants Pursuant to the Offer. A U.S. Holder will recognize taxable gain or loss upon the tender of warrants for cash pursuant to the Offer in an amount equal to the difference between the amount realized by the U.S. Holder from such tender and the U.S. Holder’s tax basis in such warrants. Subject to the discussion of PFICs below, such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the warrants is greater than one year at the time of the sale. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Rules
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock, or is treated as holding stock by application of certain attribution rules (for instance, treating warrants as stock), in a foreign corporation classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares or warrants, either:
•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.
For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services should not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute “passive income” unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.
Based on our past and current operations and future projections, we do not believe that we are or have been a PFIC during our 2020 or 2021 taxable years, nor do we expect to become a PFIC with respect to our 2022 taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although we intend to conduct our affairs in a manner so as to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.
If we were to be treated as a PFIC for any taxable year, a U.S. Holder of our warrants who has held our warrants with respect to such taxable year would be subject to special rules with respect to any gain realized on the tender of our warrants. Under these special rules:
•	the gain would be allocated ratably over the U.S. Holders’ aggregate holding period for the warrants;
•	the amount allocated to the current taxable year and any taxable year before we became a PFIC would be taxed as ordinary income; and
•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our warrants. The penalties generally would not apply to a holder who has made a “qualified electing fund” or “mark-to-market” election, but such elections generally are unavailable to holders of warrants.
Net Investment Income Tax
A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) such U.S. Holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its net gains from the tender of the warrants, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the net investment income tax to the tender of the warrants.
Material Considerations of Non-U.S. Holders
A Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain attributable to the tender of the warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of tender and certain other conditions are met (in which case such gain from United States sources may be subject to tax at a 30% rate or a lower applicable tax treaty rate).
Gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as for a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, such gains also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
Backup Withholding and Information Reporting
In general, information reporting for U.S. federal income tax purposes should apply to the proceeds from the tender of the warrants paid to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales effected at an office) outside the United States will be subject to information reporting in limited circumstances.
In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally should apply to the proceeds from the tender of our warrants by a non-corporate U.S. Holder, who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	fails in certain circumstances to comply with applicable certification requirements.
A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS.
Marshall Islands Tax Consequences
We are incorporated in the Republic of the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and holders of our warrants that are not residents of or domiciled or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the tender of our warrants pursuant to the Offer.
12.	Extension of the Offer; Termination; Amendment
We expressly reserve the right, in our sole discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance of, and payment for, any warrants by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any of the conditions set forth in Section 6 has occurred or is deemed by us to have occurred, to terminate the Offer and reject for payment and not pay for any warrants not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for warrants by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for warrants which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the warrants tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of warrants or by decreasing or increasing the number of warrants being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to warrantholders in a manner reasonably designed to inform warrantholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through the Company’s investor relations firm. In addition, we would file such press release as an exhibit to the Schedule TO.
If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for warrants, (b) decrease the number of warrants being sought in the Offer, or (c) increase the number of warrants being sought in the Offer (and such increase in the number of warrants being sought in the Offer exceeds 2% of our warrants outstanding), and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to warrantholders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days.
13.	Fees and Expenses
We have retained Morrow Sodali LLC to act as Information Agent and Continental Stock Transfer & Trust, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of warrants by mail, facsimile and personal interviews and may request brokers, dealers and other nominee warrantholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of warrants pursuant to the Offer. Warrantholders holding warrants through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if warrantholders tender warrants through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of warrants, except as otherwise provided in Instruction 6 in the Letter of Transmittal.

14.	Miscellaneous
Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.
The Offer does not constitute an offer to buy or the solicitation of an offer to sell warrants in any circumstance or jurisdiction in which such offer or solicitation is unlawful. If we become aware of any jurisdiction where the making of the Offer or the acceptance of warrants pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable.
You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your warrants. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Depositary or the Information Agent.
The Letter of Transmittal, certificates for warrants and any other required documents should be sent or delivered by each warrantholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
Continental Stock Transfer & Trust, N.A.
By First Class Mail:	By Overnight Courier:

Continental Stock Transfer & Trust, N.A.	Continental Stock Transfer & Trust, N.A.
Attn: Corporate Actions Department	Attn: Corporate Actions Department
One State Street, 30th Floor New York, NY 10004	One State Street, 30th Floor New York, NY 10004

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.
Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:

333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Banks, Brokers and Warrantholders
Call Toll-Free: 800-662-5200